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                                                                   Exhibit 10.14



                         SoftKey Software Products Inc.
                            2700 Matheson Blvd. East
                              8th Floor, West Tower
                          Mississauga, Ontario L4W 4V9






                                                     September 22, 1998


M. Robert Gagnon
6111 Du Boise
Apt. 16G
Montreal, Quebec H3S 2V8

Dear Robert:

         Reference is made to the employment agreement dated March 1, 1994 between you and SoftKey Software Products Inc., as amended (as so amended, the "Agreement"). In July 1998 the Agreement was assigned to, and assumed by, CCH Canadian Limited ("CCH"), in connection with the sale of certain assets of the Corporation to CCH. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Agreement.

         You have been informed by CCH that it does not intend to renew the Agreement at the expiration of the current term on March 1, 1999. You have also been informed by CCH that it will provide to you the benefits referred to in Sections 2.1, 2.2 and 2.3 of the Agreement pursuant to Section 3.2(b)(ii) of the Agreement ("Section 3.2(b)(ii)") for a period of twelve months beginning on March 1, 1999.

         You and the Corporation desire to clarify your and the Corporation's respective obligations with respect to Section 3.2(b)(ii). In consideration of the foregoing, the mutual agreements set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, you and the Corporation hereby agree as follows:

         1. During the eighteen-month period beginning on March 1, 2000 and ending on September 30, 2001, the Corporation shall pay you the benefits referred to in Sections 2.1, 2.2 and 2.3 of the Agreement in accordance with the Corporation's normal payroll practices. For purposes of clarity, you and the Corporation agree that the Annual Base Salary for these purposes is $275,000 and the automobile allowance is for the use of an automobile with a value not exceeding $110,000.



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M. Robert Gagnon
September 22, 1998
Page 2


         2.       All dollar amounts set forth herein are Canadian dollars.

         3. The Corporation's obligations under this letter agreement shall not be increased due to any non-performance by CCH of its obligations under the Agreement or its agreement referred to in the second paragraph of this letter. You will have no recourse against the Corporation for any failure of CCH to perform such obligations.

         Please indicate your agreement with the foregoing by signing both copies of this letter in the space provided below and returning one copy to the TLC Legal Department. The second copy is for your records.

                                Very truly yours,

                                SOFTKEY SOFTWARE PRODUCTS INC.



                                By  /s/ Michael J. Perik
                                    --------------------
                                    Michael J. Perik
                                    President


Agreed to and accepted as of
the date written above


/s/ Robert Gagnon
-----------------
Robert Gagnon